Exhibit 99.1

Watsco EPS Jumps 93% Setting First Quarter Records for Sales,

Operating Profit, Operating Margins and Net Income

Double-Digit Sales Growth, Higher Gross Margins and

Operating Efficiencies Drive Record Performance

Customer-Adoption of Technologies Grows as Business Evolution Continues

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 22, 2021 – Watsco, Inc. (NYSE: WSO) reported record first quarter operating results, establishing new records for sales, operating income, operating margins, net income and earnings per share (EPS).

Watsco’s entrepreneurial culture continues to be critically important in response to the varying business conditions in the marketplace. The Company believes the pace of change and innovation is accelerating as adoption of its technology platforms gains further momentum. These platforms are designed to revolutionize the customer experience, providing contractors speed and efficiency as well as supporting their growth in unparalleled ways. In terms of results, new customer acquisition is increasing and attrition rates with existing customers are decreasing, providing meaningful contributions to sales and overall operating performance. The Company continues to make incremental investments to add more capabilities and functionality, to develop and launch new innovations and drive adoption by more customers.

First Quarter Results

Key Performance Metrics

•	93% increase in EPS to a record $1.39

•	81% increase in operating income to a record $82 million

•	270 basis-point operating margin expansion to a record 7.2%

•	19% gross profit increase to a record $295 million

•	130 basis-point gross margin increase to a record 25.9%

•	7% increase in SG&A expenses and a 100 basis-point reduction in SG&A as a percentage of sales

Sales trends:

•	13% sales growth to a record $1.14 billion

•	14% growth in HVAC equipment (67% of sales), including 18% growth in residential products

•	11% increase in other HVAC products (29% of sales)

•	10% increase in commercial refrigeration products (4% of sales)

Albert H. Nahmad, Watsco’s Chairman & CEO stated: “Watsco delivered another record quarter with solid earnings growth and margin expansion. These results are attributable to strong sales growth, a richer sales mix of high-efficiency systems, better selling margins and operating efficiencies. First quarter results also reflect continued investments in products, technology and people to drive sales and innovation throughout our business. As we head into the selling season, we are focused on the same proven fundamentals – growth in customer adoption of our industry-leading technologies, driving profitable sales and share gains for our supplier partners. Our first quarter results are a good start in what we expect to be a record year for our company.”

Mr. Nahmad added: “Sales of residential HVAC systems with energy-efficiency ratings above the minimum energy-standard grew 20% this quarter, a progression that began more than decade ago. We believe that the products we sell play a key role in advancing energy efficiency, providing Watsco the opportunity to be an important contributor to address climate change. There are an estimated 110 million HVAC systems installed in the U.S., many of which operate under old efficiency standards. Replacing the installed base to today’s minimum standards can help reduce energy consumption, but even greater conservation and cost savings can be achieved with the higher-efficiency products that we offer. Higher-efficiency HVAC systems also offer healthier and more comfortable indoor living and working environments regardless of the outdoor climate. We are investing capital and leveraging our technology to increase awareness of these benefits among contractors and consumers. As the industry leader, Watsco has an important role to play and we can do so at scale.”

It is an important caution that the first and fourth calendar quarters are generally seasonal with demand for air conditioning and heating products being the highest during the second and third quarter of each calendar year. Accordingly, first quarter 2021 results are disproportionately affected by this seasonality in addition to general economic conditions.

Technology Innovation

Watsco continues to aggressively invest in technologies to transform its customer experience. Specific technology-related trends in 2021 include:

•

Product Information Management (PIM) is Watsco’s industry-leading repository of product information delivered seamlessly through Watsco’s mobile apps and e-commerce platform. Watsco’s PIM includes approximately 900,000 SKUs accessed by more than 300,000 contractors and technicians annually.

•

Contractor Assist mobile apps provide customers real-time field access to critical information, including technical support, product detail and inventory information, warranty look-up, the ability to purchase product through links to e-commerce and much more. The authenticated user community (users that are using the mobile app while linked to an e-commerce account) grew 11% to approximately 21,000 users at the end of the first quarter compared to a year ago.

•

E-Commerce sales annual run-rate currently exceeds $1.6 billion and grew 18% in comparison to the first quarter last year. The number of e-commerce transactions grew 30% to nearly 300,000 during the quarter.

•

OnCall Air®, Watsco’s digital sales platform used by HVAC/R contractors and CreditForComfort®, its companion consumer financing platform, both increased penetration as more customers digitally engaged with homeowners. During the first quarter of 2021, OnCall Air® presented quotes to approximately 34,000 households, an 111% increase over the prior year, and generated $105 million in gross merchandise value, an 111% increase over 2020. CreditForComfort® processed approximately 1,000 financing applications during the quarter, a 61% increase, and grew total loan-value by 86% versus the same period in 2020.

•

Proprietary warehouse technology investments have enabled faster, better and more reliable service. Express Pick-up allows contractors to streamline the traditional fulfillment of orders providing quicker service. Watsco also launched curbside pick-up and touchless payment capabilities last year to facilitate contactless order fulfillment. More tools have also been developed to optimize demand planning and inventory levels. Taken as a whole, these investments are designed to enhance the customer experience, streamline branch operations and benefit same-store productivity.

A.J. Nahmad, Watsco’s President said: “We have continued to make progress toward our long-term goal of scaling Watsco’s technologies for more and more HVAC/R contractors. As customers adapt to the digital age, we believe that Watsco has the industry’s most sophisticated tools to help customers grow and operate with speed. We are especially excited about the progress of our newer platforms like OnCall Air and CreditForComfort, which make it possible for contractors to win more frequently with homeowners. Our horizon remains long-term, and we believe we are merely scratching the surface of what is possible.”

Cash Flow & Dividends

Watsco’s operating cash flow for the quarter was a $38 million use of cash, reflecting the build-up of inventories prior to the selling season. The Company has targeted operating cash flow to exceed net income in 2021. Since 2000, operating cash flow was approximately $3.2 billion versus net income of $2.9 billion, surpassing the Company’s goal.

Watsco has paid cash dividends to shareholders for 47 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. Effective April 2021, Watsco increased its annual dividend rate by 10% to $7.80 per share.

Acquisition of TEC

On April 12, 2021, Watsco announced that it had completed the acquisition of Temperature Equipment Corporation (TEC). Founded in Chicago in 1935, TEC serves approximately 10,000 HVAC customers from 32 locations in Illinois, Indiana, Kansas, Michigan, Minnesota, Missouri and Wisconsin. TEC generated sales of $291 million in 2020, providing a broad product offering including residential, light-commercial and applied HVAC systems from Carrier as well as parts, supplies and accessories sourced from approximately 1,200 vendors. More information about TEC can be found at www.tecmungo.com.

Watsco is actively seeking additional opportunities to invest in what remains a fragmented $40 billion North American HVAC distribution industry.

First Quarter Earnings Conference Call Information

Date: April 22, 2021

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 300,000 contractors and technicians visit or call one of its 633 locations each year to get information, obtain technical support and buy products.

The Company believes there is long-term opportunity to be a significant participant and contributor in efforts to address climate change. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below current government-mandated energy efficiency and environmental standards, resulting in higher energy use and costs to homeowners. Sales of higher-efficiency replacement systems have long been a fundamental opportunity in Watsco’s marketplace. Watsco plans to actively collaborate with its OEM partners and key stakeholders to lead these ongoing efforts in its marketplace. Additional information about Watsco may be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonality of product sales, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2021	2020
Revenues	$1,136,118	$1,008,156
Cost of sales	841,297	760,541

Gross profit	294,821	247,615
Gross profit margin	25.9%	24.6%

SG&A expenses	217,612	203,386

Other income	4,671	1,014
Operating income	81,880	45,243
Operating margin	7.2%	4.5%

Interest expense, net	88	790

Income before income taxes	81,792	44,453
Income taxes	15,665	8,206

Net income	66,127	36,247
Less: net income attributable to non-controlling interest	11,035	5,745

Net income attributable to Watsco	$55,092	$30,502

Diluted earnings per share:
Net income attributable to Watsco shareholders	$55,092	$30,502
Less: distributed and undistributed earnings allocated to non-vested restricted common stock (1)	6,054	5,233

Earnings allocated to Watsco shareholders	$49,038	$25,269

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,329,834	35,023,989
Diluted earnings per share for Common and Class B common stock (1)	$1.39	$0.72

(1)

These amounts include the dilutive impact attributable to the excess of dividends paid on restricted shares over the net income allocated to non-vested restricted common stock. Such excess amounts were $1.2 million in the first quarter of 2021 (3 cents per share) and $2.6 million in the first quarter of 2020 (7 cents per share). The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$93,875	$146,067
Accounts receivable, net	596,513	535,288
Inventories, net	986,648	781,299
Other	18,319	21,791

Total current assets	1,695,355	1,484,445
Property and equipment, net	100,378	98,225
Operating lease right-of-use assets	203,603	209,169
Goodwill, intangibles, net and other	692,928	692,508

Total assets	$2,692,264	$2,484,347

Accounts payable and accrued expenses	$558,053	$415,341
Current portion of long-term obligations	72,767	71,804

Total current liabilities	630,820	487,145
Borrowings under revolving credit agreement	48,900	—
Operating lease liabilities, net of current portion	132,829	139,527
Deferred income taxes and other liabilities	82,888	77,914

Total liabilities	895,437	704,586

Watsco’s shareholders’ equity	1,491,407	1,486,678
Non-controlling interest	305,420	293,083

Shareholders’ equity	1,796,827	1,779,761

Total liabilities and shareholders’ equity	$2,692,264	$2,484,347

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$66,127	$36,247
Non-cash items	14,708	17,593
Changes in working capital	(118,580)	(11,981)

Net cash (used in) provided by operating activities	(37,745)	41,859

Cash flows from investing activities:
Proceeds from sale of equity securities	5,993	—
Capital expenditures, net	(4,772)	(3,849)

Net cash provided by (used in) investing activities	1,221	(3,849)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(68,521)	(61,238)
Net proceeds under revolving credit agreement	48,900	443
Other	3,371	1,407

Net cash used in financing activities	(16,250)	(59,388)

Effect of foreign exchange rate changes on cash and cash equivalents	582	(1,840)

Net decrease in cash and cash equivalents	(52,192)	(23,218)
Cash and cash equivalents at beginning of year	146,067	74,454

Cash and cash equivalents at end of year	$93,875	$51,236